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                                                                   EXHIBIT 12.01


                  AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

        EXHIBIT 12.01 - COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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                                                                                   (in millions, except for ratios)

YEAR ENDED DECEMBER 31:                                                           1999       1998      1997       1996      1995
-----------------------                                                      -----------------------------------------------------

Fixed charges:
Interest expense, including amortization of debt issuance costs                $  61.7    $  44.8    $  9.0    $   0.3      $  1.6
Estimated interest portion of rents                                               12.0        4.7       3.2        1.5         0.1
Capitalized interest                                                               8.5        3.8       0.2          -           -
Preferred stock dividend                                                             -          -      12.0       17.9        13.6
Gross-up of preferred stock dividend as if it were pre-tax                           -          -       6.8       10.1         7.7
                                                                             -----------------------------------------------------
Total fixed charges as defined                                                    82.2       53.3      31.2       29.8        23.0

Earnings:
Income from continuing operations before income tax expense                      183.4        5.6      94.2       98.3       118.0
Total fixed charges as defined                                                    82.2       53.2      31.2       29.8        23.0
Fixed charges not deducted in the determination of income from
      continuing operations before income tax expense                             (8.5)      (3.8)    (19.0)     (28.0)      (21.3)
                                                                             -----------------------------------------------------

Total earnings as defined                                                      $ 257.1       55.0     106.4      100.1       119.7
                                                                             -----------------------------------------------------

Ratio of earnings to fixed charges                                                3.13       1.03      3.41       3.36        5.21
                                                                             =====================================================


NINE MONTHS ENDED SEPTEMBER 30, 2000:
-------------------------------------

Fixed charges:
Interest expense, including amortization of debt issuance costs                $  49.2
Estimated interest portion of rents                                               10.9
Capitalized interest                                                               8.7
                                                                             ----------

Total fixed charges as defined                                                    68.8

Earnings:
Income from continuing operations before income tax expense                      164.2
Total fixed charges as defined                                                    68.8
Fixed charges not deducted in the determination of income from
      continuing operations before income tax expense                             (8.7)
                                                                             ----------

Total earnings as defined                                                        224.3
                                                                             ----------

Ratio of earnings to fixed charges                                                3.26
                                                                             ==========


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